Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q4 2021 Financial Results – March 2nd

Bob Chamness – Chief Legal Officer

Welcome to our Q4 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will discuss Q4 financial results and provide a business update, including an update on the integration of the EVRYTHNG acquisition that closed on January 3rd. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Charles will now comment on our Q4 financial results.

Financial Results

Thank you Bob and hello everyone.

First off, I want to provide an overview of Q4 financial results for legacy Digimarc. Please keep in mind these results do not include the financial results of EVRYTHNG as the acquisition closed on January 3rd. The financial results for EVRYTHNG will be included on a prospective basis starting in the first quarter of 2022.

Revenue for the fourth quarter was $7.1 million, up 28% from $5.6 million in Q4 last year. Subscription revenue increased 37% from $2.7 million to $3.6 million reflecting the sale of 10 non-core patents for a one-time fee of $1.0 million during the quarter. Service revenue increased 21% from $2.9 million to $3.5 million reflecting higher Commercial services related to HolyGrail 2.0 projects.

Total Commercial bookings in Q4 were $2.6 million, up slightly from Q4 last year.  First year commercial bookings in the quarter were up 39% year over year. For fiscal 2021, total Commercial bookings were $10.9 million, up 20% from fiscal 2020.  First year commercial bookings were up 27% over the same time period.

Operating expenses for the quarter were $13.2 million, up $1.5 million from Q4 last year. The increase reflects $1.0 million of non-recurring legal and accounting costs incurred during the quarter associated with the EVRYTHNG acquisition. Excluding these costs, operating expenses were up 4% reflecting higher consulting, travel, and marketing costs.

Net loss for Q4 was $8.2 million or 50 cents per common share versus a net loss of $7.8 million or 51 cents per common share in Q4 last year, on a comparative basis.

We ended the year with $41.6 million in cash and investments. We used $10.9 million of cash and investments during the fourth quarter, including a $2.0 million loan to EVRYTHNG and we paid $600 thousand of non-recurring costs related to the EVRYTHNG acquisition.  Backing out these costs, during the fourth quarter we used $7.1 million to fund operations and another $300 thousand to fund capital expenditures.

We also have 231 thousand warrants outstanding, with a strike price of $36.56, that expire on March 27th.  As a reminder, these warrants were issued in lieu of shares to cover EVRYTHNG’s cash closing costs related to the acquisition. If all of the warrants are exercised by EVRYTHNG shareholders, it would result in $8.5 million of additional cash to Digimarc.  If none of them are exercised, it would have the effect of reducing our purchase price by $2.5 million.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-K that will be filed with the SEC.

Next, I wanted to provide some inputs to help you with your modeling of our business, giving effect to the closing of the EVRYTHNG deal.  We expect the acquisition to add approximately $1.3 million in Q1 subscription revenue and approximately $200 thousand in Q1 service revenue.  We expect EVRYTHNG’s stand-alone subscription gross margins to be around 70% and service gross margins to be around 55%.  As a reminder, we believe we will be able to increase EVRYTHNG’s stand-alone product gross margins over time into the high 70’s at current revenue levels and higher still as our Product Cloud revenue grows.

On the operating expense side, we expect EVRYTHNG to add approximately $3.5 million in operating expenses in Q1. Finally, the EVRYTHNG business is currently using around $2 million of cash per quarter.  Both the operating expense and the cash usage numbers are before any non-recurring legal and other deal costs, which will add approximately $800 thousand to operating expenses and cash usage in the first quarter. As is the case with the stand-alone Digimarc business, with the extremely high product gross margins in the EVRYTHNG business, if we are able to increase product subscription revenue from current levels, cash usage should decline significantly.

Before I turn the call over to Riley, I want to cover three more things.

First, I wanted to provide a preliminary update on EVRYTHNG’s projected Product Annual Recurring Revenue, or Product ARR, as of February 28, 2022. We are working to close the books for February so we do not have a final number yet, however we anticipate that Product ARR will end up slightly under $5.0 million. If Product ARR is $5.0 million or less, then there would be no second consideration payment in September under the terms of the Share Purchase Agreement.

Second, as we have mentioned is a key tenet of our transformation, we are applying an intense focus to every part of our business. After careful thought and consideration, we have decided to sunset our Piracy Intelligence product offering for e-book publishers. The market opportunity is just too small, isn’t growing fast enough, and doesn’t provide a high enough margin opportunity to justify allocating any of our valuable resources to this market. In 2021, the Piracy Intelligence product generated $2.2 million in bookings, and $2.5 million of subscription revenue and was neutral to cash flow. We expect to complete the winddown of the Piracy Intelligence product by December 2022.

To provide visibility into historical bookings and revenues for this product line, we have included a table within the script showing 2020 and 2021 Piracy Intelligence bookings and revenues by quarter.

Lastly, we opportunistically took advantage of the “future-of-work” uncertainty caused by Covid and entered into a sublease and lease extension for new corporate office space less than 1 mile from our existing office in Beaverton, Oregon. The new space was recently completely redone by the previous tenant in order to provide the functional and collaborative benefits modern office space allows.  It is also 40% larger than our existing space, providing optionality on our future needs.  We were able to negotiate this new lease with no incremental costs to us for the next 26 months, and moreover this move eliminates the multi-million dollars of capital expenditures that would have been required to update our existing office. We intend to market our existing office for sublease once we move out in March, and depending on our success with that, this move could actually end up being cash flow positive over the next two years before giving any benefits from the capex costs we have now avoided. The new lease will run thru September 2030. We will record a large asset and liability on our balance sheet starting in Q1 reflecting the net present value of the contractual lease payments. Additionally, our non-cash lease expense will increase given the 26 month free rent period, as lease expense is required to be recognized ratably over the lease term.

Riley will now provide a business update.

Business Update

Thanks Charles.

Over the past few quarters, you have heard us repeatedly say that we are undergoing a transformation.  Most of this work has been internally focused, as we questioned and reimagined every element of our company, starting with the basics of what we do and how we do it.  More recently, we started mapping that work to how we will re-engage the outside world post transformation.

And while this work will never truly be complete, as tech companies that stagnate quickly atrophy, I am thrilled to share with you today that the foundational work of our transformation is largely complete.

Our being on the cusp of re-engaging as a transformed company is best captured by two words that are now driving activity across our company: “Hello World.”

Our transformation took a giant step forward with the acquisition of EVRYTHNG, which closed on January 3rd.  I won’t repeat what I said on our last earnings call and then expanded upon at the Needham conference about why this deal is so important to where we are going, but I do want to note that even here, our focus hasn’t been just on integration, but also on transformation.  Functional group by functional group, we are taking the opportunity to not only align people, processes and technology, but are also being intentional that in doing so we are diligently carrying forward the “best of” from each business.  We will emerge not just as one company, but one company better than either was stand-alone.

As Charles mentioned, while the numbers are not yet finalized, we believe legacy EVRYTHNG’s Feb 28th Product ARR will be slightly less than $5.0 million.  Important to note, this is exactly why we structured the deal the way we did.  As I mentioned a few quarters ago, it is extremely difficult for a company so early in its S-curve of growth to try to predict specific revenue levels at a specific moment in time because, by definition, the number of deals is relatively small and the average size of those deals, when compared to existing revenue, is relatively large.  Accurate forecasting requires a smooth distribution curve of both current customers and future customers, something pre-inflection companies just simply don’t enjoy.  Add in our concern about signing delays caused by the acquisition announcement itself, especially coming so close to year-end, you can see why we insisted the results themselves decide the price.

There were three major headwinds that impacted EVRYTHNG’s headline ARR growth.  These headwinds almost perfectly offset the ARR growth gained from new signings, and in the interest of context and transparency I believe are worth sharing.

First, one customer terminated an internal initiative as a result of larger organizational changes, and as a result, terminated their contract with EVRYTHNG.  While we can’t get into the details of this specific situation, it is instructive to note that we are in talks with another division at this very same customer for our product cloud offering.

Second, a contract we knew was unlikely to continue for reasons completely unrelated to the EVRYTHNG platform did, in fact, end.

And third, upon our deeper dive into the nuances of every deal, we have concluded the ARR previously attributed to one contract was overstated due to an extended term-of-use clause that extends the potential duration of the deal and thus lowers the amount of revenue we can recognize in each year.  Important to note, this change in ARR is purely an accounting matter; the timing and amount of the cash payments we will receive are unchanged.  Moreover, as this is an engagement we know very well since EVRYTHNG and Digimarc were partners on this deal pre-acquisition, we feel comfortable in stating this clause will likely end up being irrelevant as it is highly likely this customer will be back for more product cloud capacity, as well as more watermarks, well before that clause kicks in.  This customer still represents mid-six figures of annually recurring revenue, even with the lower ARR accounting.  Much more importantly, based on what the customer itself has shared with us, we are only in the very low single digit percentage points of penetration of the ultimate opportunity this customer represents.

So, while the headline ARR number looks flat over these past five months, the reality is much different.  More importantly, looking at EVRYTHNG’s total pipeline instead of just the portion that had the potential to close by February 28th, less than 5% of the total dollar value has dropped out of the funnel since the end of September, which is a low number in general, let alone for a company that has been acquired.  The remaining 95% plus of the September 30th EVRYTHNG pipeline is still progressing towards close, just not on the tight timeline EVRYTHNG originally envisioned. In addition, new deals have entered the funnel.  And one final data point worth sharing: this total pipeline number is multiples larger than the $5 million of ARR that would have taken EVRYTHNG to the high end of their earn-out range.

The fact we will have gained the people, the product, and the stand alone -- as well as the combined -- opportunities this acquisition has provided us without any further material payout is thus not only the result of a thoughtfully constructed deal, but just another example of the vagaries of forecasting based on a small “n.”  In this case, and because of the way we constructed the deal, those vagaries will work to the benefit of existing Digimarc shareholders.

This theme of a small “n” skewing results is present in legacy Digimarc’s Q4 bookings as well.  While Q4 was our third-highest commercial bookings quarter ever (albeit aided by the patent deal Charles mentioned in his remarks), if you move the beginning and ending dates out a few weeks to the right the bookings result would have been much higher still.  I offer this not as an excuse, but as an illustration.

A few weeks into 2022, we had already closed well over a million dollars of bookings that we had originally expected to close before year end.  Moreover, one of these deals closed with a higher ARR than we had internally forecasted, but as a trade-off came with a smaller-than-forecasted day one booking.

Thus, a few weeks into the new year, we were better off than we would have been if things had played out as originally thought, and frankly, we consider that a win, because that’s where our focus is and always will be.  Dates come and go; creating enduring shareholder value is a continuous journey.

One of the deals that closed early in Q1 was a six-figure contract related to our recycling efforts in Europe.  While we and some other participants believe recent results from Holy Grail 2.0 (HG2.0) have proven beyond a reasonable doubt that our technology works, it’s also important to note that in addition to this very public validation of our technology, HG2.0 has helped the industry realize that saving the planet is only one of the benefits that adoption of our Digimarc Recycle product will enable.  Moreover, and very recently, stakeholders from an industry outside of plastics are also waking up to the benefits our technology could provide to their products and have taken our suggestion to engage in HG2.0 as a means to potentially obviate the need to run their own industry-wide trial.  This is a suggestion we are carrying to other interested stakeholders as well.

But despite all the positive momentum from HG2.0, we know it is incumbent upon us to at all times own our own future, and we believe that however fast one can move drifting with a current, one can move that much faster paddling like mad and using that current as a tailwind.

As I will mention a bit later, in Q2 we will begin to engage with budget holders at brands and retailers, as well as their suppliers, to finally get the Digimarc Recycle flywheel going.  Our plan is to lean in against any potential industry inertia that might result from waiting for HG2.0’s conclusion.

We no longer see any valid reason for delay and thus we want to get started immediately on helping to save the planet, as well as unlocking the other benefits the industry will get from Digimarc Recycle.

Another win that came in Q1 instead of Q4 was a $300k-plus ARR Digimarc Brand Integrity deal.  As an aside (and as you will shortly see very publicly), Digimarc Brand Integrity is the product name for what we were internally calling our Product Authentication/Anti-Counterfeiting, or PAAC, offering.

This deal is with a single division of a top 20 CPG that has well over 100 different divisions.  We expect our second divisional win with this CPG to occur in Q2, and are currently engaging with still other divisions at this global brand.  Important to note, as all of this activity involves just the legacy Digimarc Brand Integrity offering and thus doesn’t yet include the much-improved functionality that our combined product will offer, the opportunity to accelerate penetration of this single customer with our combined offering, as well as to revisit these early divisions we have already signed up, is huge.  Moreover, there is more Brand Integrity business to be won even with the products we are already, or soon will be, protecting, which will not only provide better protection for this brand and their consumers, but will of course be another lever of monetization for us.

Interestingly, a completely different division of this same CPG became a product cloud customer in Q1, utilizing other functionality of our platform besides Brand Integrity.  For those of you who listened to our Needham presentation, one of the guiding principles of our transformation is that we need to be easy to begin doing business with, and then excellent at guiding customers along their Digimarc journey to the adoption of additional Digimarc products.  This large multinational CPG might end up being a wonderful case study, as we have entree across different divisions on multiple continents, with both watermarks and the product cloud, for two different use cases.  We now have the opportunity to cross-sell and upsell across not only the divisions we have already landed, but the 100+ we have not.  This single customer could end up being a very large customer for Digimarc, and outside of its size, there’s nothing “one-off” about this opportunity.

Sticking with Brand Integrity, another six figure ARR deal that closed early in Q1 is a follow-up deal we signed with a large pharmaceutical company that was already a Brand Integrity customer, albeit for a limited number of SKUs.  Importantly, this second contract also includes a framework that would allow for quick and easy adoption of Brand Integrity to even more SKUs besides those covered in the first two contracts.  We estimate the first and second contracts combined cover less than 1% of this company’s products.  As this customer, like the CPG customer I just mentioned, is also rolling out our legacy Digimarc Brand Integrity solution, our focus will be on gaining further penetration as well as circling back with our soon-to-be-released combined Brand Integrity offering.  Besides also having the potential to be a very large customer even using just one of our products (which is not where we believe any customer should end their Digimarc journey), this customer represents a vertical outside of where we have historically had success.   As we continue to expand from our very early foothold at this customer, it could also act as a foothold into a giant industry as well.

One last deal worth mentioning is different than these previous three because, while we expect it to close any day, it hasn’t closed quite yet.  And it is a deal from the legacy EVRYTHNG pipeline, and thus an example of the timing vagaries on which I have already touched.  While the initial deal is in the low six-figure ARR range, this customer could easily represent $500 thousand of ARR in the next few months as legacy EVRYTHNG has two contracts in front of this one customer.  Unlike the previous deals mentioned, the customer is a channel partner who would in turn be reselling our technology to its end customers.  And this soon-to-be product cloud channel partner is a customer legacy Digimarc also knows well.  It is a partner of ours in servicing a large CPG customer that just recently passed the 100 million unit per year milestone of watermarked products; a figure which represents low single digit percentages of this CPG’s annual production.  Based on the expected ramp of adoption by this CPG, this partner should represent around $500 thousand of ARR by year end on the watermarking side of our business, too, with more growth expected in 2023.  While the combined $1.0 million/year ARR this partner would thus represent is, of course, great business, it is important to note it is also one of the largest companies in its space.  The upselling and cross-selling we will be able to do via this partner, as well as the many other channel partners we are in much earlier stages of monetizing, should keep our channel teams as busy as our direct teams will be.

The fruit of a lot of hard, thoughtful work is coming together, and even before we officially transition this work to “Hello World,” we’re already seeing signs of something we’ve constantly reminded each other of as we’ve taken all the time necessary, but not a second more, to perfect our transformation: the world is waiting for our solutions.

We are finishing up our combined Digimarc Brand Integrity offering as we speak and this product, along with select European engagements with Digimarc Recycle, will be the beneficiary of our new company-wide focus on focus in Q2, as these two products will be the products the Sales team will be focused on selling starting April 1.

Our newly combined Sales team is nearing the end of its integration and organizational work in order to hit the ground running hard in Q2, and I can’t wait to see the results.  They will, of course, be supported by a lot of foundational and inspired work from Marketing, including a thorough messaging refresh, a website re-launch, and of course revamped and targeted collateral and campaigns, all of which we will be rolling out over the next few months.

And these will just be the more obvious outputs as we are near the conclusion of the internal-heavy part of our transformation work and get ready to say ‘Hello World’ by actively re-engaging as a company transformed in so many ways.  Across the company, the work has been just as profound and just as amazing.  I want to give a shout out to my 300 teammates whose work continues to be as inspired as it is inspirational.  If it were easy to change the world, anyone could do it.  It is time to ascend the mountain.

There is one last point I want to cover before opening the call up for questions, and like previous calls, we will be taking any and all questions.

You have all heard me say multiple times we expect you to do nothing but judge us on our results.  A results-focused culture is necessary to truly impact profound change.  And compensation is a key tool that allows companies to reinforce and reward the right performance and behaviors.

And like everything, that starts at the top.

So, in a break from over 25 years of tradition, in the upcoming proxy you will notice a marked change to executive compensation at Digimarc.  All executives will have a large percentage of their compensation at risk if we don’t perform against the aggressive goals we have set for ourselves. But they will also enjoy an upside if we outperform.

These targets measure a few different outputs over both a one- and three-year period, but by far the two biggest drivers are ARR/Product Subscription revenue and TSR as compared to a group of almost 200 software and services companies.

This is a change from how things have been historically, and a bet the executive team is happily making, not just on the massive opportunity ahead of us, but on the 300-person Team that WILL drive our company to crazy high heights.

The question I am most often asked is now that I’ve been CEO for 10 months, am I more excited or less excited than I was on the outside, looking in.

You will soon notice in the proxy I have chosen to put 100% of my compensation at risk, and if it pays out, I’m going to take 100% in stock.

I, like the executive team, believe actions speak louder than words.

But we also know an even more basic truth.  Results speak loudest of all.

We can’t wait to show you all why we’re so excited by what we’ve been up to.

Hello world.

Operator, we’re now ready for the Q&A session.

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